Exhibit 99.1

Raymond C. Stachowiak c/o American Shared Hospital Services
Two Embarcadero Center, Suite 410
San Francisco, CA 94111
April 22, 2020
RE: Offer of Employment
Dear Ray,
We are pleased to offer you employment on the executive team of American Shared Hospital Services, Inc. (the “Company”). This letter (the “Offer Letter”) provides the terms of our offer:
You will serve as Interim President and Chief Executive Officer and report to the Board of Directors of the Company (the “Board”). During your employment, you will continue to be re-nominated to the Board upon the expiration of your current and each successive term.
Your employment will start on May 4, 2020 (the “Start Date”). We do not expect you to change your current place of residence in Illinois. We understand that you intend to spend a significant amount of time in the Company’s San Francisco headquarters as you deem appropriate to perform your duties.
You will have duties, responsibilities and authority commensurate with your position. Whenever required, you will also perform other reasonable and equivalent responsibilities as directed by the Board that are consistent with your qualifications.
You agree to devote a substantial amount of your professional time and attention to the Company, its subsidiaries and affiliates (collectively, the “Company Group”), provided, however, you may engage in other professional, charitable, investment and business activities, in each case to the extent that such activities do not interfere with the performance of your duties and responsibilities or the business and affairs of the Company Group and are not in violation of your any or all other obligations in this Offer Letter.

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During your employment, you will receive a monthly base salary of $12,500 (the “Base Salary”), payable in accordance with the Company’s payroll practices, subject to applicable withholding and deductions. Your Base Salary may be reviewed and adjusted by the Board from time to time. You will be reimbursed for your reasonable business expenses incurred in connection with your duties, subject to the terms and conditions of the Company’s expense reimbursement policy.
In connection with the commencement of your employment, you will receive an award of 50,000 restricted stock units under the Company’s Incentive Compensation Plan, which will vest in full upon the earlier of August 3, 2020 and the date on which your successor is appointed. In addition, in the event you continue to serve as the Company’s interim President and Chief Executive Officer for longer than 90 days, then you will receive an award of 10,000 restricted stock units for each 30 days of such service thereafter that will vest at the end of each such 30-day period.
In the event that you are made a party to a proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that you are or were an executive officer of the Company, you will be indemnified and held harmless by the Company to the maximum permitted under the applicable law from all liabilities arising in respect of defending such proceeding to the extent and in accordance with the terms of the existing indemnification agreement between you and the Company.
You hereby represent to the Company that you are not subject to any notice requirement, garden leave provision, non-competition covenant or any similar requirement, provision or covenant (each such requirement, provision or covenant, an “Employment Restriction”) that would prevent you from accepting this offer of employment with the Company, commencing such employment or remaining an employee of the Company or that would adversely impact your ability to perform your duties to the Company. The Company acknowledges that you are the 50% owner and a director and manager of Shared Imaging.
Your employment with the Company and this Offer Letter are expressly contingent on (i) your ability to start employment with the Company on the Start Date without breaching any Employment Restriction and (ii) your timely submission to the Company of evidence of your valid work authorization.
This Offer Letter will be governed by and construed in accordance with the laws of the State of California, without regard to its choice of law provisions.
This Offer Letter embodies the entire agreement and understanding of the Company and you in respect of the subject matter contained herein and supersedes all prior conflicting or inconsistent agreements, consents and understandings relating to such subject matter. This Offer Letter may only be modified pursuant to a written agreement signed by the Company and you.

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Your employment with the Company will be “at-will” and nothing in this Offer Letter will be deemed to be construed as a contract for a term of employment.

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Please sign below to acknowledge your acceptance of the terms of this Offer Letter. The members of the Board are all excited about the prospect of your contributions to the Company as our Interim President and Chief Executive Officer.
Sincerely,
American Shared Hospital Services
By: ___/s/ Daniel G. Kelly, Jr. ________
Name: Daniel G. Kelly, Jr.
Title: Lead Independent Director and Chair, Compensation Committee

Accepted and Agreed:
By:	/s/ Raymond C. Stachowiak	April 22, 2020
	Raymond C. Stachowiak	Date

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